Exhibit 99.2

NISHI LAW FIRM

Deux Tours East Suite 4616

3-13-1 Harumi Chuo-ku, Tokyo, Japan 104-0053

TEL/FAX: 81-3-5859-5021

Date: May 15, 2025

Legal Opinion

CTW Cayman

ARK Hills Sengokuyama Mori Tower, 29F

1-9-10 Roppongi, Minato City,

Tokyo, Japan

Dear Sirs and Madams,

We act as Japanese special counsel for CTW Cayman, an exempted company incorporated in the Cayman Islands and the parent company of CTW Inc. (the Company), a corporation incorporated under the laws of Japan, in connection with a Registration Statement on Form F-1 filed by CTW Cayman with the U.S. Securities and Exchange Commission under the Securities Act of 1933 for the initial public offering by CTW Cayman of its Class A ordinary shares, par value US$0.0001 per share.

For the purposes of this opinion letter, we have examined original and/or photostatic copies of such documents as we have deemed relevant. In conducting our examination, we have assumed, without independent verification, the legitimacy of all signatures, the legal capacity of each party thereto, the authenticity of all the documents submitted to us as originals, the conformity to the originals of all the documents submitted to us, and the accuracy and completeness of all records made available to us by the Company.

This opinion letter is limited solely to the matters expressly set forth herein. Our opinions expressed herein are limited only to the laws of Japan, and we do not purport to express or imply any opinion with respect to the applicability or effect of the laws of any other jurisdiction. We express no opinion concerning, and assume no responsibility as to, laws or judicial decisions related to any US federal laws, rules or regulations.

Based upon and subject to the foregoing, and having regard to legal considerations and other information we have deemed relevant, we are of the opinion that:

(1)	The Company was duly incorporated on August 14, 2013, and thereafter has been in good standing in compliance with the laws of Japan and its articles of incorporation as amended dated June 23, 2023;

(2)	The Company’s shares have been duly and validly issued in accordance with the laws of Japan and the Company’s articles of incorporation as amended. As of the date hereof, all of the issued and outstanding shares of the Company are owned 100% by Bao Cayman.

(3)	There is no restriction on foreign ownership of the Company except for the legal obligation of after-the-fact report on 10 % or more foreign ownership with the Ministry of Economy, Trade and Industry of Japan, which is to be filed thereto by the Company;

(4)	To our knowledge, there are no actions, suits, claims, investigations, arbitrations or proceedings pending against the Company or any of its directors, officers or employees, of the Company, or affecting any of its properties or assets of a character required to be disclosed in the Registration Statement or the prospectus that is not disclosed in the Registration Statement or prospectus as required by the Securities Act and the rules thereunder.

NISHI LAW FIRM

Deux Tours East Suite 4616

3-13-1 Harumi Chuo-ku, Tokyo, Japan 104-0053

TEL/FAX: 81-3-5859-5021

(5)	According to the management interview, the Company has complied with the data security and privacy laws of Japan (i.e., Act on the Protection of Personal Information, Act No. 57 of May 30, 2003), and we have not found any actual or potential legal disputes on security related issues against the Company.

(6)	The information in the Registration Statement and the prospectus, as it relates to the intellectual property right, insofar and to the extent as such information constitutes matters of law or summaries of legal matters or legal conclusions, has been reviewed by us and fairly summarizes the legal matters set forth therein in all material respects.

(7)	To our knowledge, the Company is not a party to any contract, agreement or document of a character that is required to be filed as an exhibit to, or incorporated by reference in, the Registration Statement or described in the Registration Statement or prospectus (the “Material Agreement”) that has not been so filed, incorporated by reference or described as required;

(8)	According to the management interview, there are no on-going insolvency proceedings with respect to the Company or the Company’s assets. As of the date of this Opinion, we did not find any entries of insolvency proceedings with respect to the Company or the Company’s assets in the Japanese public records re: bankruptcy.

(9)	The statements set forth in the Registration Statement and the prospectus under the captions “Enforceability of Civil Liabilities,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Income Taxes,” “Regulations – Japan” and “Underwriting – Offers Outside the United States – Japan,” insofar as they purport to describe or summarize documents governed by Japanese law, matters of Japanese law are correct in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our names in the prospectus included in the Registration Statement.

Nishi Law Firm

/s/ Nishi Law Firm

/s/ Miyuka Nishi
Miyuka Nishi

Kundanzakaue Law Office

/s/ Kundanzakaue Law Office

/s/ Nobuko Otsuki
Nobuko Otsuki

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